EXHIBIT 99.1

News Release Contact: Michael Kuglin Chief Financial Officer and Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Refinancing of Revolving Credit Facility

Whippany, New Jersey, March 5, 2020 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the refinancing of the $500 million senior secured credit facility (the “Revolving Credit Facility”) of its operating partnership, Suburban Propane, L.P. The new five-year Revolving Credit Facility amends and restates the previous revolving credit facility dated March 3, 2016 to, among other things: (i) extend the maturity date from March 3, 2021 to the earlier of (A) the date that is ninety-one (91) days prior to maturity of the 5.50% senior notes, due June 1, 2024, of Suburban Propane Partners, L.P. and Suburban Energy Finance Corporation (unless the notes have been refinanced prior to such date) and (B) March 5, 2025; (ii) lower borrowing costs; (iii) amend certain affirmative and negative covenants, including increasing the maximum permitted consolidated leverage ratio from 5.50x to 5.75x. As with the current Revolving Credit Facility, Suburban Propane, L.P. retains the ability to increase the facility size to $850 million.

The Revolving Credit Facility will be used to provide liquidity for general corporate purposes; including working capital, capital expenditures and acquisitions. The bank syndication supporting the new facility is comprised of a diverse group of twelve banks led by Bank of America Merrill Lynch, Wells Fargo Securities, LLC, BNP Paribas, Capital One, Citizens Bank, HSBC Bank USA, JP Morgan Chase Bank, N.A., TD Bank, N.A., and Truist Bank, as Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents, Citibank, N.A as a Joint Lead Arranger and Documentation Agent, CoBank, ACB and People’s United Bank, National Association. Bank of America, N.A. is serving as Administrative Agent.

In announcing the refinancing, Chief Financial Officer and Chief Accounting Officer, Michael Kuglin said, “We are very pleased with the outcome of this opportunistic refinancing, which we have completed in advance of the expiration of our previous credit facility. This new facility improves our cost of capital, further extends our debt maturities and provides enhanced financial flexibility in support of our long-term growth initiatives. We are very appreciative of the support provided by our bank group, as the syndication was well oversubscribed.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through 700 locations in 41 states.

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